Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2014 FIRST QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – November 4, 2013 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal first quarter ended September 30, 2013. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“In the first months of fiscal 2014 we achieved significant milestones with the filing of regulatory documents for the MicroCutter XCHANGE™ 30 in the United States, and through our partner Century Medical, in Japan,” said Bernard A. Hausen, M.D., Ph.D., president and CEO of Cardica, Inc. “At this time, we are interacting with the Food and Drug Administration (FDA) to provide all additional information requested by the agency. Based on the strong clinical outcomes from our pivotal trial, we believe there is sufficient evidence to support market clearance in both the U.S. and Japan.”

Recent Highlights and Accomplishments:

●	Filed a 510(k) application with the U.S. FDA for market clearance of the MicroCutter XCHANGE 30;
●	Century Medical submitted regulatory documents to Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) for approval of Cardica's MicroCutter XCHANGE 30 cutting and stapling cartridge;
●	Shipped 48 MicroCutter XCHANGE™ 30 devices and 144 XCHANGE™ 30 cartridges in the fiscal first quarter;
●

Continued to gain further experience with the MicroCutter XCHANGE™ 30 in a large variety of procedures performed in Europe, to explore all potential product applications and further evaluate product reliability and possible product improvements;

●	Expanded ex vivo testing of white cartridges with the expectation of introducing this improved product into the European market in the current quarter;
●	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 33,800 units, with 1,199 units shipped in the fiscal 2014 first quarter; and,
●	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 13,900 units, with 87 units shipped in the fiscal 2014 first quarter.

Fiscal 2014 First Quarter Ended September 30, 2013 Financial Results

Total product sales were approximately $0.7 million for the fiscal 2014 first quarter compared to $0.8 million for the fiscal 2013 first quarter. License and development revenue was $41,000 for the fiscal 2014 first quarter compared to $84,000 for the fiscal 2013 first quarter. The license and development revenue from both periods resulted from an agreement with Intuitive Surgical. All deferred revenue has been recognized from this agreement as of August 2013. Total net revenue was approximately $0.8 million for the fiscal 2014 first quarter compared to $0.9 million for the comparable period of fiscal 2013.

Cost of product sales was approximately $1.0 million for the fiscal 2014 first quarter compared to approximately $0.6 million for the same period of fiscal 2013. The increase in cost of product sales is due to costs associated with introducing the MicroCutter XCHANGE 30. Research and development expenses were approximately $1.7 million for the fiscal 2014 first quarter compared to $2.6 million for the fiscal 2013 first quarter. The decrease in research and development expenses resulted primarily from the completion of the European MicroCutter clinical study in the fiscal 2014 fourth quarter and lower expenses for prototype parts. Selling, general and administrative expenses were approximately $1.8 million for the fiscal 2014 first quarter compared to $1.7 million for the fiscal 2013 first quarter.

The net loss for the fiscal 2014 first quarter was approximately $3.7 million, or $0.07 per share, compared with a net loss of approximately $4.1 million, or $0.11 per share, in the fiscal 2013 first quarter.

Cash and short term investments as of September 30, 2013, were approximately $9.4 million compared with $12.4 million at June 30, 2013. As of September 30, 2013, there were approximately 51.2 million shares of common stock outstanding.

Conference Call Details

To access the live conference call today, at 4:30 p.m. Eastern Time via phone, please dial 866-515-2907 from the United States and Canada or 617-399-5121 internationally. The conference ID is 42573172. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through November 11, 2013, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 40283622.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 47,700 units throughout the world. In addition, Cardica is developing the Cardica® MicroCutter XCHANGE™ 30, a cartridge-based microcutter device with a five-millimeter shaft diameter, and the Cardica® MicroCutter XCHANGE™ 45, a cartridge-based microcutter device with an eight-millimeter shaft. Both MicroCutter devices are designed to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 30 and XCHANGE 45 products require 510(k) review and are not yet commercially available in the U.S.

Forward-Looking Statements

The statements in this press release regarding Cardica’s belief that the MicroCutter product will be successful in the U.S., pending marketing clearance by the U.S. Food and Drug Administration and that it will introduce the white cartridge in the current quarter are "forward-looking statements." The words “expectation” and “believe” are intended to identify these forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to further develop or commercialize the XCHANGE 30 due to unanticipated technical or other difficulties; that the XCHANGE 30 may face unanticipated development, regulatory, or manufacturing delays; that review by FDA could alter the results as presented herein; that Cardica’s intellectual property rights may not provide adequate protection to enable further development of the XCHANGE 30; that surgeons may not use the XCHANGE 30 correctly, which could cause unfavorable results that may impair the acceptance of the XCHANGE 30 by other surgeons; and that Cardica may not have sufficient funds to develop the XCHANGE 30, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2013, under the caption “Risk Factors.” Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.

Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended September 30,
	2013	2012
	(unaudited)
Revenue
Product sales, net	$746	$782
License and development revenue	41	84
Royalty revenue	18	19
Total	805	885

Operating costs and expenses
Cost of product sales	1,001	632
Research and development	1,657	2,552
Selling, general and administrative	1,768	1,735
Total operating costs and expenses	4,426	4,919

Loss from operations	(3,621)	(4,034)
Interest and other income	4	5
Interest expense	(122)	(111)
Net loss	$(3,739)	$(4,140)

Basic and diluted net loss per share	$(0.07)	$(0.11)

Shares used in computing basic and diluted net loss per share	51,089	36,723

Balance Sheets

(amounts in thousands)

	September 30, 2013	June 30, 2013
Assets	(unaudited)
Cash and cash equivalents	$9,414	$12,395
Accounts receivable	280	391
Inventories	1,545	1,457
Other assets	3,122	3,518
Total assets	$14,361	$17,761

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,050	$1,945
Deferred revenue	2,013	2,054
Long term debt	2,860	2,788
Total stockholders' equity	7,438	10,974
Total liabilities and stockholders' equity	$14,361	$17,761